As filed with the Securities and Exchange Commission on September 20, 1999
                                                             Reg. No. 333-68333

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549
                       -----------------------------------

                          PRE-EFFECTIVE AMENDMENT NO. 2
                                  FORM S-3/A-2

                             REGISTRATION STATEMENT
                        Under the Securities Act of 1933

                       -----------------------------------

                          COYOTE NETWORK SYSTEMS, INC.
             (Exact Name of Registrant as Specified in Its Charter)

         Delaware                                        36-2448698
-------------------------------             ------------------------------------
(State or Other Jurisdiction of             (I.R.S. Employer Identification No.)
 Incorporation or Organization)

4360 Park Terrace Drive, Westlake Village, CA 91361          (818) 735-7600
---------------------------------------------------       --------------------
      (Address, including Zip Code of                      (Telephone Number,
  Registrant's Principal Executive Offices)               Including Area Code)

                       James J. Fiedler, Chairman and CEO
                          COYOTE NETWORK SYSTEMS, INC.
               4360 Park Terrace Drive, Westlake Village, CA 91361
                            Telephone: (818) 735-7600
                            Facsimile: (818) 735-7633
              (Name, Address, Including Zip Code, and Telephone Number,
                    Including Area Code, of Agent for Service)

                        Copies of all communications to:

                  SQUADRON, ELLENOFF, PLESENT & SHEINFELD, LLP
                      551 Fifth Avenue, New York, NY 10176
                            Attn: Kenneth Koch, Esq.
                            Telephone: (212) 661-6500
                            Facsimile: (212) 697-6686

                       -----------------------------------

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or reinvestment plans, please check the following box. |_|
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest
reinvestment plans, check the following box.                                 |X|
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering.                      |_|
     If this Form is a post-effective amendment filed pursuant to Rule 462 (c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.                                                       |_|
     If delivery of the prospectus is expected to be made pursuant to Rule 434,
please check the following box.                                              |_|

                          CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------
                                  Proposed         Proposed         Amount
Title of Shares     Amount         Maximum          Maximum           of
     to be           to be      aggregate price    aggregate      Registration
  registered      Registered(1)   per share      offering price       Fee
---------------- ------------- ---------------- ---------------- ---------------
Common Stock       5,414,789      $16.00 (2)     $86,636,624 (2)  $25,558.00 (3)
$1.00 Par Value
---------------- ------------- ---------------- ---------------- ---------------
Common Stock
$1.00 Par Value    1,360,790      $5.125 (4)      $6,974,049 (4)     $1,938.79
---------------- ------------- ---------------- ---------------- ---------------

TOTAL              6,775,579                     $93,610,673        $27,496.79
---------------- ------------- ---------------- ---------------- ---------------


1 Represents: (a) 2,074,848 shares of Common Stock acquired by the selling stockholders in connection with a private placement; (b) 4,679,910 shares of Common Stock which may be issued upon exercise of warrants or upon conversion of convertible preferred stock; and (c) 20,821 shares of Common Stock issued in connection with an acquisition.

2 Calculated in accordance with Rule 457(c) based on the average of the high and low sales prices of the Common Stock as reported on The Nasdaq National Stock Market on November 30, 1998 solely for the purpose of calculating the amount of the registration fee.

3 A registration fee with respect to these shares was paid upon the filing of Registrant's Registration Statement on Form S-3 (Registration Statement No. 333-68333).

4 Calculated in accordance with Rule 457(c) based on the average of the high and low sales prices of the Common Stock as reported on The Nasdaq National Market on July 9, 1999 solely for the purpose of calculating the amount of the registration fee.


The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.



================================================================================

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.



                 SUBJECT TO COMPLETION, DATED SEPTEMBER __, 1999


                                   PROSPECTUS

                                6,775,579 Shares

                          COYOTE NETWORK SYSTEMS, INC.

                                  COMMON STOCK


     The selling stockholders listed in this prospectus are offering for sale up to 6,775,579 shares of common stock of Coyote Network Systems, Inc.



      Shares of our common stock are traded on The Nasdaq National Market.

               Trading Symbol on The Nasdaq National Market: CYOE
               Last Sale Price on July 9, 1999: $5.125 per shares.


         BEFORE PURCHASING SHARES IN THIS OFFERING, YOU SHOULD CAREFULLY CONSIDER THE "RISK FACTORS" BEGINNING ON PAGE 3 OF THIS PROSPECTUS.



Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

               The date of this prospectus is September __, 1999.

                                     SUMMARY


     The following is a summary of the more detailed information contained elsewhere in this prospectus and in the documents that we incorporate by reference. Because this is only a summary, it does not contain all of the information that may be important to you. To understand this offering, you need to review the entire prospectus, including the risk factors, and the financial statements and other information incorporated in this prospectus by reference.

                          Coyote Network Systems, Inc.

     Coyote Network Systems, Inc. is a Delaware corporation which was incorporated in 1961. We are engaged in the telecommunications business. We sell telecommunications equipment, international long distance services and network services, primarily to entrepreneurial carriers, e.g., domestic and international long distance providers, competitive local exchange carriers (CLECs) and Internet service providers (ISPs). Our telecommunications products are designed to route telephone calls in an efficient, cost-effective manner and are targeted to emerging telecom companies that may start off with relatively low levels of telecom traffic and grow over time. Accordingly, such switches are designed to substantially lower cost and are smaller than those used by larger telecom companies, but they are also designed to be easily scaled up to handle additional traffic as our customer grows. We also sell wholesale international long distance services to telecom carriers and market retail domestic and international long distance services, primarily to affinity groups, which share a common characteristic such as language or culture.


         Our principal executive offices are located at 4360 Park Terrace Drive, Westlake Village, California 91361, and our telephone number is (818) 735-7600.

                                  RISK FACTORS


     Before purchasing our stock, you should carefully consider the following risk factors and the other information contained in this prospectus and in the documents we incorporate by reference.

We Have Only Recently Entered The Telecommunications Industry And Have A Limited Operating History In Such Industry; Therefore, We Expect To Encounter Risks Frequently Faced By New Entrants Into This Rapidly Evolving Market.
--------------------------------------------------------------------------------

     Although we were originally incorporated in 1961, we did not enter the telecommunications industry until 1994. Accordingly, we have a limited operating history in the telecommunications business upon which you can evaluate our current business and we are subject to the risks typically encountered in a relatively new business. In order to be successful, we must increase the level of sales of our products and services, and increase their acceptance in the marketplace. Some of the risks and uncertainties we face while we continue to develop our experience in this market relate to our ability to:

     -    sell our products and services;

     -    generate significant revenues from our sale of long distance minutes;

     -    integrate acquired businesses, technologies and services; and

     - respond to rapidly changing technologies and competitors' development of similar products.

     If we are unable to accomplish these objectives, it could have a material adverse effect on our business.

We Have Experienced And May Continue To Experience Operating Losses And Negative Cash Flow From Operations, And Our Future Profitability Remains Uncertain.
--------------------------------------------------------------------------------

     Our ability to achieve profitability and positive cash flow from operations is uncertain. We have incurred substantial costs in growing our business and by acquiring complementary businesses and technologies. For the last four fiscal years, we incurred losses from our continuing operations. Our net sales during the same period, $264,000 in the 1996 fiscal year, $7,154,000 in the 1997 fiscal year, $5,387,000 in the 1998 fiscal year and $43,318,000 in the 1999 year, did not offset our operating losses in each of these years. In addition, we experienced negative cash flow from operations of $17,859,000, $8,475,000 and $6,125,000, in fiscal years 1997, 1998 and 1999, respectively. To achieve profitability and positive cash flow, we must increase the sales of our products and services. Even if we do achieve profitability and positive cash flow, we may not sustain or increase profitability and positive cash flow in the future.

We Have Negative Working Capital And Will Require Substantial Additional Financing To Carry Out Our Business Plan.
--------------------------------------------------------------------------------

     As of March 31, 1999, we had negative working capital of $659,000. Although, available funds and cash flow from operations will enable us to meet our anticipated working capital needs over the next 12 months our current business plan contemplates growth through acquisitions, which would require substantial additional financing and we cannot assure you that the required additional financing will be available to us on favorable terms or at all. If we are unable to obtain adequate funds at all or on acceptable terms, we may have to reduce the scope of our planned expansion of operations; we may also be unable to take advantage of acquisition opportunities, develop or enhance services or respond to competitive or business pressures, all of which could have a material adverse effect on our business, results of operations and financial condition.

     In addition, until we achieve higher sales and more favorable operating results, our ability to obtain funding from outside sources of capital could be restricted. Although our short-term liquidity has improved recently, we cannot be certain that we will maintain sufficient liquidity for the length of time required to achieve our operating goals or to successfully integrate the operations of our acquired businesses into our own.

     Factors that could further increase our need for additional capital include:

     - our discovery of one or more additional attractive acquisition opportunities;

     - the failure of our operating cash flow to meet our working capital and capital expenditure needs; and

     -    the growth of our company beyond our current expectations.

     If we raise additional funds by issuing equity securities, stockholders may experience dilution of their ownership interest and such securities may have rights senior to those of the holders of our common stock. If we raise additional funds by issuing debt, we may be subject to certain limitations on our operations, including limitations on our payment of dividends.

We May Continue To Experience The Consequences From Adverse Publicity Which We Received In December 1998, Including Inquiries From The SEC And Nasdaq.
--------------------------------------------------------------------------------

     In December 1998, we received publicity, which adversely affected our stock price, from several articles published by TheStreet.com, an Internet publication, which implied, among other things:

     - that one of our end-user customers, Crescent Communications, Inc. did not exist; and

     - that our sale of equipment to Crescent through a third party, Comdisco, Inc., was invalid,

     We believe that as a result of this publicity, The Nasdaq National Market and the Securities and Exchange Commission have commenced inquiries regarding our sale to Crescent Communications and other transactions. We have been requested to furnish, and have furnished, a number of documents and we do not know the status of these inquiries. Investigations by the Commission and/or The Nasdaq National Market could disrupt the trading of our common stock and/or divert the attention of our management from day-to-day operations. This could have a material adverse effect on our business, results of operations and financial condition.

     If an investigation results in a negative outcome, the Commission and/or The Nasdaq National Market could impose a variety of sanctions against us, including fines, consent decrees or possibly de-listing. These sanctions could adversely affect our financial condition, the trading or registration of our common stock and/or its price.

We May Not Receive Expected Revenues Because A Customer May Not Fulfill Its Obligation To Purchase Additional Equipment And Services From Us.
--------------------------------------------------------------------------------

     We typically sell equipment through a third party leasing company which pays us for the equipment and then leases it to our customers. Crescent Communications ordered equipment from us, which we sold to Comdisco, Inc. Comdisco paid us the full $12 million for that equipment and then leased it to Crescent under a separate contract between Comdisco and Crescent. Our agreement with Crescent contemplated Crescent ordering an additional $16 million in equipment and $9 million in services from us. However, Crescent Communications has not been able to implement its business plan as scheduled and has not purchased the additional equipment or generated the sales which would enable it to purchase the $9 million in services from us. Our future sales to Crescent will depend upon Crescent's ability to:

     -    implement its business plan;

     -    get its system operational;

     - retain the 30 million minutes of communications traffic it had letters of intent for at the time of our agreement in September 1998;

     -    obtain additional commitments for minutes of communications traffic;
          and

     - translate those minutes and commitments into successful operations and cash flows.

     We will not deliver any additional equipment to Crescent unless it first obtains third party financing. We cannot control the development of Crescent or its business and we may not receive any additional revenue from sales of our equipment to Crescent through Comdisco or another third party, or from sales of our services directly to Crescent.

Our Operating Results Vary Significantly, Which Could Adversely Affect Our Ability To Manage Our Expenses In Any Given Period And Could Also Affect Our Stock Price.
--------------------------------------------------------------------------------

     Our quarterly operating results have fluctuated and may continue to fluctuate significantly in the future due to a variety of factors, many of which are outside of our control. As a result, we believe that period-to-period comparisons of our operating results may not be meaningful, especially as indicators of our future performance. In addition, it is difficult for us to predict the occurrence of factors which may lead to such fluctuation. Because we base our expense levels in part on expectations regarding future sales, we may be unable to adjust spending in a timely manner to compensate for any unexpected shortfall in sales. A significant shortfall in demand relative to our expectations, or a material delay in customer orders, could have a material adverse effect on us. Some of the factors which cause fluctuation include:

     - fluctuations in the volume of calls, particularly in regions with relatively high per-minute rates;

     -    the addition or loss of a major customer;

     -    the loss of economically beneficial routing options for our traffic;

     -    pricing pressure resulting from increased competition;

     -    market acceptance of new or advanced versions of our products;

     -    technical difficulties or failures with portions of our network;

     - fluctuations in the rates charged by carriers for our traffic and in other costs associated with obtaining rights to switching and other transmission facilities; and

     - changes in the staffing levels of our sales, marketing and technical support and administrative personnel.

     Changes in or difficulties experienced by our customers in fulfilling their business plans, economic conditions and related financing have caused some of our customers to not meet previously announced estimated purchase requirements. In addition, some of our contracts contemplate the purchase of additional equipment or the provision by us of maintenance and other services, which are dependent on our customers installing their equipment, placing it into service and otherwise fulfilling their business plans, which may not occur on a timely basis or at all.

We Have Sold Our Non-Telecommunications Businesses And Are No Longer Diversified. Any Decline In Our Telecommunications Business Will Materially Affect Our Financial Condition.
--------------------------------------------------------------------------------

     We have sold our non-telecommunications businesses in order to concentrate on developing our telecommunications business. We are now focused solely on the development and sales of our telecommunications products and services. Our company has become smaller and less diverse than in the past, with fewer fixed assets and a smaller revenue base. A decrease in revenue from our telecommunications business will no longer be offset by revenues from our businesses in other industries, and could more severely affect our financial condition.

We Plan To Expand Our Business By Acquiring Complementary Businesses And Any Difficulties We Encounter In Acquiring Such Business Or Integrating Those Businesses Into Our Company May Adversely Affect Us.
--------------------------------------------------------------------------------

     Our growth strategy is to expand through the acquisition of other businesses which are complementary to our own. Since April 1998, we acquired two such businesses, American Gateway Telecommunications and INET Interactive Network System, Inc. Our management must devote a significant amount of time and attention to integrating newly acquired businesses into our company, which may divert their attention from our day-to-day operations. We must also allocate some of our financial resources to the integration process which, along with the diversion of management's attention, may adversely affect our business, results of operations and financial condition. When we acquire a company, we sometimes face difficulties in assimilating that company's personnel and operations. In addition, key personnel of the acquired company might decide not to work for us. If we are unable to successfully integrate our new businesses into our existing operations, the new businesses may not operate at a profitable level and we may not be able to recoup the cost of acquiring the new businesses.

     Our common stock price has not fully recovered from its December decline and we may encounter difficulties in acquiring other businesses using our common stock as a form of payment. We also invest financial and management resources into potential acquisitions of businesses that we do not ultimately acquire. We recently terminated our pending acquisition of Apollo Telecom, Inc. due to its inability to satisfy all of the closing conditions. In addition, our pending acquisition of additional interests in Systeam, S.p.A. has been postponed indefinitely due to our inability to timely raise the needed capital. If we are unable to acquire other businesses, this may adversely affect our growth strategy.

If We Are Unable To Successfully Introduce Our Products, Services And Technologies Into The Telecommunications Marketplace, Our Business May Be Materially Adversely Affected.
--------------------------------------------------------------------------------

     While our products are targeted primarily to smaller carriers of telephone and Internet communications who cannot afford larger switches and gateways, this is an emerging market and there has been no historical demand for our products. We are working to create a larger market for our products but if there is no demand for them, it could have a material adverse effect on our sales, revenues and financial condition. A variety of factors, many of which are beyond our control, could affect the demand for our products and technology. These factors include:

     - the cost of the various components that we must purchase in order to market our DSS Switch and other products, which is reflected in our prices;

     - the compatibility of our customers' systems and infrastructure with our products and services;

     -    consumer demand for advanced telecommunications services; and

     - the emergence of alternative approaches to the delivery of telecommunications services.

Our Products May Become Obsolete Or Incompatible With Emerging Technologies.

--------------------------------------------------------------------------------


     Our potential customers, including other telecommunications companies, may choose to buy other emerging products that use different technologies but serve the same purposes as our products. Our products may also be technologically incompatible with the systems of our potential customers. The telecommunications industry and its technology are evolving rapidly, and new products and services are constantly being introduced into the marketplace which may render our products technology obsolete. Products which involve the use of the Internet for international voice and data communications are among the new products which compete with ours, including our Carrier IP Gateway. If we are unable to conform our operations, products and services to new technological developments and compete with other sellers of telecommunications products, our product sales could decrease or we may be unable to sell our products.

The Telecommunications Industry Is Highly Competitive And We May Not Be Able To Compete Successfully.
--------------------------------------------------------------------------------

     We sell our products, including our DSS Switch and our Carrier IP Gateway, in competition with several other sellers of similar telecommunications equipment. Some of our competitors include Nortel, Cisco Systems, Lucent Technologies, Newbridge Networks and Digital Switch Corporation. Many of our competitors have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than we do. In addition, it is possible that large telecommunications companies with significantly greater financial resources than ours, including AT&T Corporation, MCI Worldcom Communications and Sprint, could begin selling products similar to our DSS Switch and Carrier IP Gateway. Such potential competitors have the financial and other resources necessary to engage in prolonged price competition to gain market share, which could force us to lower our prices and reduce the profitability of sales. This could have a material adverse effect on our business, results of operations and financial condition.

     The international telecommunications industry is also intensely competitive and subject to rapid change. American Gateway Telecommunications' competitors in the international wholesale long distance market and INET's competitors in the retail international long distance market include:

     -    multinational corporations;

     - service providers in the U.S. and overseas that have emerged as a result of deregulation,;

     - switchless and switch-based resellers of international long distance services;

     -    joint ventures and alliances among such companies;

     - dominant telecommunications operators that previously held various monopolies established by law over the telecommunications traffic in their countries; and

     - U.S. based and foreign long-distance providers that have the authority from the Federal Communications Commission to resell and terminate international telecommunications services.

     In addition, consolidation in the telecommunications industry could not only create even larger competitors with greater financial and other resources, but could also affect us by reducing the number of potential customers for our services.

     International competition also may increase as a result of the competitive opportunities created by a new Basic Telecommunications Agreement concluded by members of the World Trade Organization in April 1997. Under the terms of such agreement, starting February, 1998, the United States and more than 65 countries have committed to open their telecommunications markets to competition and foreign ownership and to adopt measures to protect against anti-competitive behavior.

The Telecommunications Industry Is Highly Regulated And Future Regulations May Have An Adverse Effect On Our Business.
--------------------------------------------------------------------------------

     The federal government, through the Federal Communications Commission and other federal agencies, regulates and administers the telecommunications industry by passing laws and regulations that control prices, competition and the sale of long distance minutes. Foreign governments perform similar functions overseas. The U.S. Congress, the FCC or foreign governments may adopt new laws, regulations and policies that may directly or indirectly affect us in the future. The adoption of new legislation or regulations which impact telecommunications businesses could have a material adverse effect on our business. We are unable to predict the impact of regulations which may be adopted in the future.

We Depend Primarily On Sales Of One Product For Most Of Our Revenue And Any Disruption In Those Sales Could Have A Material Adverse Effect On Us.
--------------------------------------------------------------------------------

     In fiscal years 1998 and 1999, most of our revenue came from the sale of our principal product, our DSS Switch. Any reduction in such sales could have a material adverse effect on our business, results of operations and financial condition. To maintain the sales of our DSS Switch, we must continue to enhance its technology to keep pace with industry standards and developments. We must also maintain its compatibility with our customers' technology, equipment and software.

     Our ability to achieve market acceptance of our DSS Switch depends on our ability to maintain a low rate of undetected and unresolved errors in new versions of its complex software. In the past, we have discovered software errors in DSS switch installations, and although we test our equipment and software rigorously, we may find similar errors in the future in new versions of the DSS Switch and/or the Carrier IP Gateway. These errors could delay our installation of DSS Switches and decrease market acceptance of our products, which could have a material adverse effect on our business, results of operations and financial condition.

     In order to reduce the effect a decline in sales of our DSS Switch could have on our revenues, we must also cost-effectively develop and introduce new products on a timely basis, such as the Carrier IP Gateway. We cannot guarantee that we will be able to successfully develop, introduce and market new products, or that our new products and product enhancements will achieve market acceptance. We have experienced delays in completing and developing new products and features, and we cannot assure you that similar delays will not occur in the future. In addition, future technological advances in the telecommunications industry could decrease acceptance of our products. If we are unable to successfully market new products, it could have a material adverse effect on our business, results of operations and financial condition.

We Depend On Relationships With A Limited Number Of Suppliers And Any Difficulty In Obtaining Products Or Components From Them Could Materially And Adversely Effect Our Business.
--------------------------------------------------------------------------------

     Our business could be adversely affected if we do not maintain our existing relationships with key suppliers of the necessary components of our products. Certain components used in our products are available from only a limited number of suppliers and failure by a supplier to deliver quality products on a timely basis, could have a material adverse effect on our ability to sell our own products. In addition, due to market demand certain suppliers, from time to time, allocate supplies among customers. We compete with many larger telecommunications companies that may have a higher priority in receiving components from this limited supply. To protect ourselves against such occurrences we have established relationships with alternative suppliers.

If The Protection Of Our Intellectual Property Rights Is Inadequate Or If Third Parties Subject Us To Claims Of Infringement, Our Business May Be Materially And Adversely Affected.
--------------------------------------------------------------------------------

     We rely on a combination of trade secrets, confidentiality and non-compete agreements to protect our products and their specific features. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. Competitors may also independently develop technologies that are substantially equivalent or superior to ours. Effective trademark, service mark, copyright and trade secret protection may not be available in every country in which we market our products and services. Our failure to protect our intellectual property rights and proprietary information could enable others to build products comparable or superior to ours.

     We cannot assure you that the steps taken by us will prevent misappropriation of our technology or that the agreements entered into for that purpose will be enforceable. Litigation may be necessary to enforce or protect our intellectual property rights or to defend against claims of infringement. Litigation for these purposes could be costly and could divert the attention of our management from day-to-day operations, which could have a material adverse effect on our business, results of operations and financial condition. A negative outcome in intellectual property litigation could cost us our proprietary rights, subject us to significant liabilities, require us to seek licenses from third parties (which they may not be willing to grant) or prevent us from manufacturing or selling our products, all of which could have a material adverse affect on our business, results of operations and financial condition. We are currently involved in litigation to defend a claim that our use of the name "Coyote" infringes on the rights of the plaintiff. We cannot assure you that we will prevail in this litigation.

We Have Historically Made Equipment Sales To A Limited Number Of Customers And The Loss Of One Or More Major Customers Could Materially And Adversely Affect Our Business.
--------------------------------------------------------------------------------

     We made shipments of our products to 16 customers in fiscal year 1999, seven of which accounted for approximately 93% of our total equipment revenues. Customers accounting for 10% or more of total equipment revenues were Crescent Communications, Inc. (30%), Dakota Carrier Services (19%), Wireless USA, Inc. (17%) and DTA/I:COMM Networks (11%). In fiscal year 1998, we made shipments to 12 customers. One customer, INET Interactive Network System, Inc., accounted for approximately 40% of our total revenues and Apollo Telecom, Inc. accounted for 20% of total revenues. In fiscal year 1997, 94% of our revenues came from sales to Concentric Network. We expect that our dependence on sales to a limited number of customers will continue, and the loss of one or more of our major customers could have a material adverse effect on our business, results of operations and financial condition.

Our Future Success Depends On Our Ability To Effectively Manage Our Growth And Retain Skilled Personnel.
--------------------------------------------------------------------------------

     We have experienced growth in the number of our employees and the scope of our operations. To manage potential future growth of our operations, we must improve our operational, financial and management information systems. We will also be required to expand, train, motivate and manage our employee base on a timely basis. We face intense competition in the market for qualified technical, sales, marketing, network operations and management personnel and our success will depend on our ability to attract and retain them. We have in the past experienced delays in filling sales and engineering positions. We may not be able to achieve or manage growth, and our inability to do so could delay our development of new products and our enhancement of existing products, which could have a material adverse effect on our business, results of operations and financial condition.

We Do Not Anticipate Paying Cash Dividends.
--------------------------------------------------------------------------------

     We have not paid cash dividends on our common stock to stockholders in the last six years. Payment of dividends on our common stock is within the discretion of our Board of Directors and will depend upon our earnings, capital requirements and financial condition, and other factors deemed relevant by the Board. For the foreseeable future, the Board intends to retain future earnings to finance our business operations and does not anticipate paying any cash dividends with respect to our common stock.

We May Encounter Difficulties In Expanding Into International Markets, Which Could Affect Our Overall Growth.
--------------------------------------------------------------------------------

     We plan to increase our expansion into international markets, where we will face risks inherent in international operations. Factors that may affect our international operations include:

     - our ability to obtain necessary permits and operating licenses in foreign countries;

     -    unexpected regulatory changes;

     -    fluctuations in international currency exchange rates;

     -    changes in political and economic conditions; and

     -    our ability to staff and manage international operations.

     While we have not experienced such difficulties in our international operations thus far, they could arise in the future. This could divert management's attention from other day-to-day operations, which could affect our results of operations. Managing operations in multiple countries could also strain our ability to manage our overall growth, which could affect our business, results of operations and financial condition.

We Depend On Third Parties To Finance Our Equipment Customers And Our Inability To Arrange Such Financing In The Future May Materially And Adversely Affect Our Business.
--------------------------------------------------------------------------------

     Many of our customers are entrepreneurial telecommunications companies with limited financial resources. They are often unable to pay for our equipment and services without obtaining additional financing. Although we have arranged financing for some of our customers in the past, through third parties, we cannot assure you that we will be able to arrange similar financing in the future. To arrange lease financing for our customers through third parties, we have on occasion issued warrants to purchase our common stock and made other financial considerations to the third party leasing companies, and we may need to provide such inducements in the future. If our customers are unable to obtain financing, they may decrease their purchases of our equipment and services, which could materially adversely affect our business, results of operations and financial condition.

Our Common Stock Price Has Been And May Continue To Be Volatile, Which Could Result In Difficulty Using Our Stock To Make Acquisitions And Raising Financing.
--------------------------------------------------------------------------------

     The market price of our common stock has been volatile, in part due to the negative publicity referred to above, and could be subject to further fluctuations in response to factors such as:

     -    actual or anticipated fluctuations in our operating results;

     -    our announcement of potential acquisitions;

     -    industry consolidation;

     -    conditions and trends in the international telecommunications market;

     - adoption of new accounting standards affecting the telecommunications industry;

     -    changes in recommendations and estimates by securities analysts; and

     -    general market conditions and other factors.

     These fluctuations may adversely affect the market price of our common stock which could affect our ability to use such stock as consideration for acquisitions and to raise financing.

Options, Warrants, Convertible Securities And Other Commitments To Issue Common Stock May Dilute The Value Of The Common Stock.

--------------------------------------------------------------------------------


     As of August 31, 1999, we had outstanding warrants and options to issue up to 6,102,818 shares of common stock, convertible securities convertible into up to 1,000,000 shares of common stock, and 708,692 treasury shares pledged to PrinVest Financial Corporation, one of our lenders, which may become outstanding upon a default under the loan. If the common stock underlying such options, warrants, convertible securities and commitments were issued, it could dilute the book value per share, earnings per share and voting power of outstanding capital stock.

Existing Stockholders May Be Able To Exercise Significant Control Over Us.
--------------------------------------------------------------------------------

     As of August 31, 1999, our officers and directors, as a group, beneficially owned 7.4% of our outstanding common stock. In addition, according to filed Schedules 13D and 13G, as of the dates of such filings, Alan J. Andreini beneficially owned 9.0% and the Kiskiminetas Springs School owned 8.0% of our common stock. Additionally, Richard L. Haydon beneficially owned 11.5% of our common stock, JNC Opportunity Fund beneficially owned 4.999% of our common stock and Ardent Research Partners beneficially owned 4.5% of our common stock. Such stockholders may have significant influence on us, including influence over the outcome of any matter submitted to a vote of the stockholders, including the election of directors and the approval of significant corporate transactions.

If Our Products, Software, Computer Technology And Other Systems Are Not Year 2000 Compliant, Our Business Will Be Materially And Adversely Affected.
--------------------------------------------------------------------------------

     The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. In other words, date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in system failures or miscalculations causing disruptions of operations, including, among others, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.

     We have completed a comprehensive assessment of our principal products operating systems and our internal systems to identify those that may be affected by the Year 2000 issue. Based on our testing, we believe that our customer products and our internal computer systems are Year 2000 compliant. However, if we are not Year 2000 compliant, it could impair our ability to process and deliver customer orders, manufacture compliant equipment and perform other critical business functions, which could have a material adverse effect on our business, results of operations and financial condition. We could also be subjected to claims against us for the non-compliance of our products. The costs of defending and settling such claims could have a material adverse affect on our financial condition.

     Because we believe that we are currently Year 2000 compliant, we do not have a formal contingency plan in the event that an area of our operation does not become Year 2000 compliant. We will adopt a formal plan if we believe that a part of our internal systems or those of a critical third party will be non-compliant. If we are wrong, our failure to prepare a contingency plan will likely exacerbate the problem. Our Year 2000 due diligence and compliance testing is ongoing and we will test any new, adjunct or upgraded products that we integrate into our products or our internal computer systems. To date, our costs associated with Year 2000 testing have not been material. Factors beyond our control that could materially increase the cost or delay the date of our Year 2000 compliance include the compliance of the systems of third parties.

We Have Included Forward-Looking Statements In This Document Based On Expectations Involving Risks That Could Cause Actual Results To Differ Materially From The Forward-Looking Statements.
--------------------------------------------------------------------------------

     This prospectus contains certain forward-looking statements based on current expectations that involve risks and uncertainties. These forward-looking statements include, without limitation, statements regarding new products that we may introduce in the future, statements about our business strategy and plans, statements regarding the adequacy of our working capital and other financial resources, and in general, statements that are not historical in nature. When we use words such as "believes," "expects," "anticipates" or similar expressions, we are making forward-looking statements. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors, including the risk factors set forth above and factors that are beyond our control. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of these risks actually occur, our business, operating results and our financial condition could be materially adversely affected. In such case, the price of our common stock could decline. The cautionary statements made in this prospectus should be read as being applicable to all forward-looking statements wherever they appear in this prospectus. Please note that we disclaim any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

                                 USE OF PROCEEDS

     We will not receive any proceeds from the sale of the shares by the selling stockholders. We will, however, receive the exercise price from the exercise of any warrants held by the selling stockholders. We cannot predict the amount of such proceeds or the time when it would receive any such proceeds. Accordingly, we will use all funds received upon exercise of warrants for general working capital purposes.

                              SELLING STOCKHOLDERS


         The 6,775,579 shares of common stock offered for sale by the stockholder listed below pursuant to this prospectus include: (a) outstanding shares owned by the selling stockholders; (b) shares which may be issued upon exercise of outstanding warrants; and (c) shares issued in connection with an acquisition, all as set forth in the table below:

                                        Shares of Common                           Shares to be Owned After
                                          Stock Owned            Shares                the Offering*
                                            Prior to           Offered for
                                            Offering           Sale Hereby            Number        Percent

Ardent Research                             578,375             236,250(1)            342,125          2.0%
Chesed Congregation                         157,500              78,750(1)             78,750          +
Emerald International                        73,500              36,750(1)             36,750          +
Europa International Inc.                    52,500              52,500(1)                  0          +
Michael Fantetti                            207,600             118,125(1)             89,475          +
James J. Fiedler                            736,788             183,750(2)            553,038          3.2%
John Fife                                   159,850             157,500(1)              2,350          +
Maxwell H. Gluck Foundation                 157,500              78,750(1)             78,750          +
Stuart Isen                                 105,000             105,000(1)                  0          +
Ruth Ellen Keiser                            50,050              13,125(1)             36,925          +
Aurel E. Mircea                              63,000              31,500(24)            31,500          +
Montpellier International Ltd.              156,500              88,250(1)             68,250          +
Steve Nassau                                 25,200              14,500(1)             10,700          +
Theodore Netzky                              52,500              52,500(1)                  0          +
Michelle Portner                              1,313               1,313(1)                  0          +
Stephen Portner                              47,250              10,500(1)(3)          36,750          +
Praxis II Partners Inv. II                   82,500              52,500(1)             30,000          +
George Salameh                               10,700               3,350(1)              7,350          +
William J. Smith                             68,250              34,125(1)             34,125          +
South Ferry #2                               94,500              52,500(1)             42,000          +
Anthony D. Squeglia                          52,150              15,750(1)(4)          36,400          +
Fred Stein                                  198,900              78,750(1)            120,150          +
Strategic Restructuring Fund                 52,500              26,250(1)             26,250          +
Strategic Restructuring Partnership         595,000             332,500(5)            262,500          1.5%
U.S. Equity Portfolio                       105,000              52,500(1)             52,500          +
Valor Capital Management                     52,500              52,500(1)                  0          +
Ronald N. Weiser Trust                      105,000             105,000(1)                  0          +
Comdisco, Inc                               192,990             192,990(6)                  0          +
First Bermuda Securities Ltd                 89,931              89,931(7)                  0          +
Donald L Hawley                             105,000             105,000(8)                  0          +
Systeam, S.p.A.                              52,500              52,500(9)                  0          +
JNC Opportunity Fund Ltd.                   663,142           1,561,250(10)                 0          +
Gary Shemano                                 34,125              34,125(11)                 0          +
Mitchell & Kristen Levine TTEE               17,063              17,063(12)                 0          +
William & Mary Corbett                       17,063              17,063(12)                 0          +
Jesup & Lamont Securities Corporation        70,000              70,000(13)                 0          +
Charles Chandler                            191,800             175,000(14)            16,800          +



                                       14

Sydney B. Lilly                             221,257              50,000(15)           162,196          +
Superior Street Capital Advisors, L.L.C.    340,200             340,200(16)                 0          +
RFC Capital Corporation                      20,821              20,821(17)                 0          +
Balmore Funds S.A.                          338,167             338,167(18)                 0          +
Austost Anstalt Schaan                      166,666             166,666(18)                 0          +
William J. Harlow Trust DTD 2/27/90         296,800             149,800(18)           147,000          +
Foxhound Fund Limited Partnership           100,000             100,000(18)                 0          +
Robert L. Swisher, Jr.                      100,000             100,000(18)                 0          +
Bedford Oak Partners, L.P.                  100,000             100,000(18)                 0          +
Summer Hill Partners, L.P.                  152,000             100,000(18)            52,000          +
Howard Milstein                              66,666              66,666(18)                 0          +
Craddock Asset Management                    50,000              50,000(18)                 0          +
Triple Equity Investments, Ltd.              48,335              48,335(18)                 0          +
Jeffrey Thorp                                43,017              43,017(18)                 0          +
Michael G. Jesselson                         90,000(23)          45,000(18)                 0          +
Benjamin J. Jesselson Trust                  45,000              45,000(18)                 0          +

   DTD 8/21/74

Jonathan Brooks                              43,016              43,016(18)                 0          +
Penn Footwear                                50,000              50,000(18)                 0          +
George Karfunkel                             30,000              30,000(18)                 0          +
Joseph E. Sheehan                            28,333(25)          25,000(18)                 0          +
Warren H. Haber                              25,000              25,000(18)                 0          +
Marcuard Cook & CIE, S.A.                    25,000              25,000(18)                 0          +
Delta Enhanced Equity Fund, L.P.             25,000              25,000(18)                 0          +
Erinch Ozada IRA                             16,667              16,667(18)                 0          +
AGR Halifax Fund, Ltd.                       16,666              16,666(18)                 0          +
Amy Newmark                                  15,000              15,000(18)                 0          +
Mirala Investments Ltd.                      10,000              10,000(18)                 0          +
Steven M. Oliveira                           10,000              10,000(18)                 0          +
David Schwartz                               10,000              10,000(18)                 0          +
Stephanie Hofman                              8,000               8,000(18)                 0          +
Lori Sherman                                 19,175               5,000(18)            14,175          +
Lucille Deter                                 4,500               4,000(18)               500          +
Ray Rivers                                    4,000               4,000(18)                 0          +
Joel H. Baer                                  3,050               2,000(18)             1,050          +
Alan Swerdloff I.R.A.                         2,800               2,800(19)                 0          +
Preston Tsao                                  7,200               7,200(19)                 0          +
Derek Caldwell                              177,704              67,704(20)           110,000          +
D. Dwight Miller                             25,000               5,000(19)            20,000          +
Marc Seelenfreund                            25,000              25,000(19)                 0          +
Sunrise Foundation Trust                    326,289              76,289(21)           250,000          1.4%
Nathan Low Roth I.R.A.                       86,700              86,700(19)                 0          +
Paul Scharfer                                 5,000               5,000(19)                 0          +
Richard Stone                                23,322              23,322(22)                 0          +
John Gallagher                               25,000               5,000(19)            20,000          +
Dawn Faktor                                     500                 500(21)                 0          +
J. Sheehan & Co.                              3,333               3,333(21)                 0          +


* Assumes resale of all shares offered hereby. For purposes of determining the percentage of ownership after the offering, it has been assumed that all shares offered are issued.


                                       15

+      Percentage of ownership is less than 1%.



(1) Represents shares of common stock which will be received by the selling stockholder upon exercise of outstanding warrants issued to the selling stockholder on or about June 30, 1997. The warrants are exercisable at $2.86 per share.

(2) Mr. Fiedler has been the our Chairman of the Board and Chief Executive Officer since November 1996 and Chairman and Chief Executive Officer of Coyote Technologies, LLC since September 1995.

(3)  Mr. Portner has been one of our directors since September 1997.

(4) Mr. Squeglia has been our Director of Corporate Communications since June 1996.

(5) Represents 262,500 shares of common stock which will be received by the selling stockholder upon exercise of outstanding warrants issued to the selling stockholder on or about June 30, 1997. The warrants are exercisable at $2.86 per share. In addition, represents 70,000 shares of common stock received in connection with our private placement completed in May 1999.

(6) Represents shares of common stock which will be received by the selling stockholder upon exercise of outstanding warrants issued to the selling stockholder on March 26, 1998; June 26, 1998 and September 30, 1998. The warrants issued on March 26, 1998 entitle the selling stockholder to purchase 40,750 shares at an exercise price of $3.81 per share; the warrants issued on June 26, 1998 entitle the selling stockholder to purchase 78,750 shares at an exercise price of $8.33 per share and the warrants issued on September 30, 1998 entitle the selling stockholder to purchase 73,500 shares at an exercise price of $8.10 per share. We have entered into a general sale agreement with Comdisco, Inc., a third-party leasing company, who in turn leases equipment to our end-user customers. On January 12, 1999, Comdisco filed with the Commission a Schedule 13G disclosing beneficial ownership of 708,400 shares of common stock including shares purchased on the open market as well as the shares underlying the above warrants. On August 23, 1999, Comdisco filed a Schedule 13G disclosing beneficial ownership of 192,990 shares consisting entirely of unexercised warrants to purchase shares of our common stock.

(7) Represents shares of common stock which will be received by the selling stockholder upon exercise of outstanding warrants issued to the selling stockholder on July 17, 1997 and December 22, 1997. The warrants issued on July 17, 1997 entitle the selling stockholder to purchase 38,889 shares at an exercise price of $6.43 per share. The warrants issued on December 22, 1997 entitle the selling stockholder to purchase 51,042 shares at an exercise price of $6.86 per share. First Bermuda Securities Ltd. provided services as an agent in connection with our issuance of convertible notes in July and December 1997.

(8) Represents shares of common stock which will be received by the selling stockholder upon exercise of an outstanding warrant issued to the selling stockholder on May 29, 1998. The warrant entitles the selling stockholder to purchase 105,000 shares at an exercise price of $2.86 per share. Mr. Donald L. Hawley provided consulting services to us in connection with our sale of certain of our subsidiaries.

(9) Represents shares of common stock which will be received by the selling stockholder upon exercise of an outstanding warrant issued to the selling stockholder on September 4, 1998. The warrant entitles the selling stockholder to purchase 52,500 shares at an exercise price of $3.99 per share. In May 1998, Systeam, S.p.A. invested $300,000 in Coyote Network Systems, Inc. and we issued 71,650 shares of common stock to Systeam,

                                          16

     S.p.A. Mr. James J. Fiedler, our Chairman and Chief Executive Officer, is an advisor to the board of directors of Systeam, S.p.A. Subsequently, we invested $300,000 in equity and $450,000 in a convertible note that Systeam, S.p.A. issued to us. The convertible note was exercised and we currently own 8.485% of Systeam, S.p.A. on a fully diluted basis. We may acquire additional interests in Systeam, S.p.A. and may issue additional shares in connection with such acquisition.

(10) Represents shares of common stock issuable to JNC Opportunity Fund Ltd. ("JNC") upon conversion of Series A Convertible Preferred Stock (the "Preferred Stock") and exercise of warrants to purchase 561,250 shares of the Company's common stock. If the Preferred Stock was converted in full, JNC would receive 1,000,000 shares of common stock, however, the Certificate of Designation governing the Preferred Stock prohibits JNC from converting shares of the Preferred Stock (or receiving shares of common stock as payment of dividends thereunder) to the extent that such conversion would result in JNC beneficially owning in excess of 4.999% of the outstanding shares of common stock following such conversion. Such restriction may be waived by JNC upon not less than 75 days' notice to us. Without giving effect to the above-mentioned conversion limitation, if the Preferred Stock was converted in full and the warrants were exercised in full, JNC would, on the date hereof, own 10.97% of the outstanding common stock.

     The 4.999% conversion limitation would not prevent the selling stockholder from converting and selling some of its holdings and then converting and selling additional holdings. By doing so, such stockholder could, over time, sell more than 4.999% of the outstanding common stock while never holding more than 4.999% at any one time.

(11) Represents shares of common stock which will be received by the selling stockholder upon exercise of an outstanding warrant issued to the selling stockholder on August 31, 1998. The warrant entitles the selling stockholder to purchase 34,125 shares of our common stock at an exercise price of $8.03 per share. The selling stockholder received the warrant described above in consideration of financial consulting services rendered to us in connection with our offering of the Preferred Stock to JNC.

(12) Represents shares of common stock which will be received by the selling stockholder upon exercise of an outstanding warrant issued to the selling stockholder on August 31, 1998. The warrant entitles the selling stockholder to purchase 17,063 shares of common stock at an exercise price of $8.03 per share. The selling stockholder received the warrant in consideration of financial consulting services rendered to us in connection with our offering of the Preferred Stock to JNC.

(13) Represents shares of common stock which will be received by the selling stockholder upon exercise of an outstanding warrant issued to the selling stockholder on August 31, 1998. The warrant entitles the selling stockholder to purchase 70,000 shares of our common stock at an exercise price of $8.03 per share. The selling stockholder received the warrant in consideration of financial consulting services rendered to us in connection with our offering of the Preferred Stock to JNC.

(14) Represents shares of common stock issuable to Mr. Chandler upon conversion of 350 Class A Units of Coyote Technologies, LLC, one of our subsidiaries, which were issued to Mr. Chandler on October 2, 1996. Each Class A Unit is convertible into 500 shares of common stock.

(15) Represents shares of common stock issuable to Mr. Lilly upon conversion of 100 Class A Units of Coyote Technologies, LLC, one of our subsidiaries, which were issued to Mr. Lilly on October 2, 1996. Each Class A Unit is convertible into 500 shares of common stock. Mr. Lilly was a director of ours from 1988 to September 1998 and was our Executive Vice President from April 1995 to November 1996.

                                       17

(16) Represents shares of common stock which will be received by the selling stockholder upon exercise of outstanding warrants issued to the selling stockholder on May 13, 1997 and November 13, 1997. The warrants entitle the selling stockholder to purchase 340,200 shares at an exercise price of $2.14 per share. The selling stockholder provided consulting services to us in connection with investment advisory services.

(17) Represents shares of common stock received in connection with our acquisition of INET Interactive Network System, Inc.

(18) Represents shares of common stock received in connection with our private placement completed in May 1999.

(19) Represents shares of common stock underlying warrants received as a designee of the placement agent in our 1999 private placement.

(20) Represents 40,204 shares of common stock received as a commission and 27,500 shares of common stock underlying warrants received as a designee of the placement agent in our 1999 private placement. Such warrants are exercisable at $6.00 per share.

(21) Represents shares of common stock received as a commission as a designee of the placement agent in our 1999 private placement. Such warrants are exercisable at $6.00 per share.

(22) Represents 10,822 shares of common stock received as a commission and 12,500 shares underlying warrants received as a designee of the placement agent in our 1999 private placement. Such warrants are exercisable at $6.00 per share.

(23) Represents 45,000 shares of common stock owned by Benjamin J. Jesselson Trust DTD 8/21/74, of which the selling stockholder is a trustee and which are also offered for sale pursuant to this prospectus.

(24) Represents shares of common stock received by the selling stockholder upon exercise of warrants issued to the selling stockholder on or about June 30, 1997. Such warrants were exercisable at $2.86 per share.

(25) Represents 3,333 shares of common stock owned by J. Sheehan & Co., of which the selling stockholder is an owner and which are also offered for sale pursuant to this prospectus.



     We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders. We have agreed to indemnify the selling stockholders against certain liabilities in connection with this prospectus.


                                     EXPERTS

     The consolidated financial statements and schedules incorporated by reference in this prospectus and elsewhere in the registration statement for the years ended March 31, 1999 and 1998 have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.


     The consolidated financial statements for the year ended March 31, 1997 incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended March 31, 1999, have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to certain uncertainties as described in Notes 7 and 15 to the financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


                                  LEGAL MATTERS


     The legality of the shares of common stock offered hereby will be passed upon for us by Squadron, Ellenoff, Plesent & Sheinfeld, LLP, 551 Fifth Avenue, New York, New York 10176.


                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE


     We file reports, proxy statements and other information with the Commission. You may read and copy any reports, proxy statements or other information we file at the Commission's public reference room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 or at its public reference rooms in New York, New York, or Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. You can also obtain copies of our Commission filings by writing to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, many of our Commission filings are available at the Commission's site on the World Wide Web at "http://www.sec.gov".

     We have filed a registration statement on Form S-3 to register with the Commission the common stock offered for sale by the selling stockholders. This prospectus is part of that registration statement. As allowed by Commission rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement, which are incorporated herein by reference. Statements contained herein concerning the provisions of documents are necessarily summaries of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission.

     The Commission allows us to "incorporate by reference" information in this prospectus, which means we can disclose important information to you by referring you to another document filed separately with the Commission. The information that we incorporate by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus. These documents contain important information about us and our finances. This prospectus incorporates by reference our Annual Report on Form 10-K for the fiscal year ended March 31, 1999 and our current reports on Form 8-K and Form 10-Q for the quarter ended June 30, 1999.

     We are also incorporating by reference (a) the description of our common stock which is registered under Section 12 of the Exchange Act, contained in our registration statement on Form 8-A, dated February 27, 1997, and (b) all additional documents that we file with the Commission between the date of this prospectus and the termination of the offering.

     We will, without charge, provide you with copies of any of the documents which are incorporated in this prospectus by reference (other than exhibits to such documents unless we have specifically incorporated those exhibits by reference into this prospectus). To obtain copies, please write Brian A. Robson, Coyote Network Systems, Inc., 4360 Park Terrace Drive, Westlake Village, California 91361, or call him at (818) 735-7600.

----------------------------------------   -------------------------------------

We have not authorized any dealer,
salesperson or other person to give
any information or represent anything
not contained in this prospectus. You
must not rely on any unauthorized
information. This prospectus does not                  6,775,579 Shares
offer to sell or buy any shares in any
jurisdiction where it is unlawful.
This information in this prospectus is
current as of September___, 1999.

                                                  COYOTE NETWORK SYSTEMS, INC.
TABLE OF CONTENTS                Page

                                                         COMMON STOCK
SUMMARY.............................2

RISK FACTORS........................3
                                                          PROSPECTUS

USE OF PROCEEDS....................13

SELLING STOCKHOLDERS...............14


EXPERTS............................19

LEGAL MATTERS......................19

INCORPORATION OF CERTAIN
  INFORMATION BY REFERENCE.........19







                                                    September ___, 1999








----------------------------------------   -------------------------------------

II.      INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution


     The expenses relating to the registration of the shares of common stock being offered hereby, other than underwriting discounts and commissions, will be borne by the Company. Such expenses are estimated to be as follows:


                              Item                                     Amount
       Securities and Exchange Commission Registration Fee             $28,500
       Nasdaq Listing Fees                                              17,500
       Legal Fees and Expenses                                          15,000
       Accounting Fees and Expenses                                     10,000
       Miscellaneous Expenses                                            5,000
                                                                    ----------
                         Total                                         $76,000

Item 15.  Indemnification of Directors and Officers

     Consistent with section 145 of the Delaware General Corporation Law ("Delaware Law"), Article IX of the Company's By-Laws provides that the Company shall indemnify any person in connection with legal proceedings threatened or brought against him by reason of his present or past status as an officer or director of the Company or present or past status as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise if he is serving in such capacity at the request of the Company, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person, provided that the person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The Company shall also indemnify any such person in connection with any action by or in the night of the Company provided the person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company; except in such cases as involve gross negligence or willful misconduct in the performance of his duties. In addition, to the extent that any officer or director is successful in the defense of any such legal proceeding, the Company is required to indemnify him against expenses, including attorneys' fees, that are actually and reasonably incurred by him in connection therewith. The By-Laws also contain a nonexclusivity clause which provides in substance that the indemnification rights under the By-Laws shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any agreement with the Company, any By-Law, any vote of stockholders or disinterested directors of the Company or otherwise.

     Consistent with section 102(b) of the Delaware Law, Article IX of the Company's Restated Certificate of Incorporation provides that a director of the Company shall not be liable to the Company or its stockholders for damages for breach of fiduciary duties as a director, subject to certain limitations.
Article IX does not eliminate or limit the liability of a director for (a) any breach of the director's duty of loyalty to the Company or its stockholders; (b) any acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law; (c) any conduct that is the subject of section 174 of the Delaware Law; or (d) any transaction from which the director derived an improper personal benefit.

     The Company maintains directors' and officers' liability insurance for its directors and officers.

     The general effect of the foregoing provisions is to reduce the circumstances in which an officer or director may be required to bear the economic burdens of the foregoing liabilities and expenses.

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Item 16.  Exhibits

Exhibit Number                       Description

     4.1 Restated Certificate of Incorporation (incorporated herein by reference to Exhibit 4.1 of the Company's Registration Statement on Form S-8, filed September 8, 1998).

     4.2  By-Laws of the Company (incorporated herein by reference to Exhibit
          3.2 of the Company's Form 10-K for the year ended March 31, 1997).


     5.1  Opinion of Squadron, Ellenoff, Plesent & Sheinfeld, LLP.**

    23.1  Consent of Arthur Andersen LLP, Independent Public Accountants.


    23.2  Consent of PricewaterhouseCoopers LLP, Independent Accountants.

    23.3  Consent of Squadron, Ellenoff, Plesent & Sheinfeld, LLP (included in
          Exhibit 5.1).


    24    Power of Attorney.*


    *    Previously filed.
   **    To be filed by amendment.

Item 17.  Undertakings

     The undersigned Registrant undertakes as follows:

     1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (A) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

     (B) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

     (C) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs l (a) and (b) will not apply if the information required to be included in a post effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or 15(d) of the Exchange Act and which are incorporated by reference in this Registration Statement.

     2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     4. That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof

     5. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westlake Village, State of California, on the 20th day of September, 1999.


                                           COYOTE NETWORK SYSTEMS, INC.


                                           By:   /s/ James J Fiedler
                                                 -------------------------------
                                                 James J. Fiedler
                                                 Chairman of the Board and
                                                 Chief Executive Officer

                                  EXHIBIT INDEX


Exhibit                                                                    Page
 Number                            Description                            Number

  23.1  Consent of Arthur Andersen LLP, Independent Public Accountants       27

  23.2  Consent of PricewaterhouseCoopers LLP, Independent Accountants       28

                                  EXHIBIT 23.1

                    Consent of Independent Public Accountants



     As independent public accountants, we hereby consent to the incorporation by reference in this registration of our report dated July 13, 1999, included in the Coyote Network Systems, Inc. Form 10-K/A Amendment No. 2 for the year ended March 31, 1999, and to all references to our Firm included in this registration statement.




ARTHUR ANDERSEN LLP

Los Angeles, California
September 17, 1999

                                  EXHIBIT 23.2

                       Consent of Independent Accountants


     We hereby consent to the incorporation by reference in this Pre-Effective Amendment No. 2 to Registration Statement on Form S-3 of Coyote Network Systems, Inc. (File No. 333-68333) of our report dated September 22, 1997, except as to the last paragraph of Note 8, which is as of November 4, 1998, relating to the consolidated financial statements and financial statement schedule of The Diana Corporation for the year ended March 31, 1997, which appears in Coyote Network Systems, Inc.'s Annual Report on Form 10-K/A (Amendment No. 2) for the year ended March 31, 1999. We also consent to the reference to us under the heading "Experts" in such Registration Statement.




PRICEWATERHOUSECOOPERS LLP

Milwaukee, Wisconsin
September 17, 1999

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